Exhibit 99.1

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan was entered into on March 10, 2021 (this “Sales Plan”) between Ripple Labs Inc. (“Seller”) and Jefferies LLC (“Broker”), acting as agent for Seller, and is amended and restated on March 19, 2021.

Recitals

A. This Sales Plan is entered into between Seller and Broker for the purpose of establishing a written trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holding of Common Stock, par value $0.01 per share (the “Stock”) of MoneyGram International, Inc. (the “Issuer”).

C. This Sales Plan, as amended and restated hereby, adjusts the number of shares of Stock to be sold hereunder to reflect the fact that warrant exercises will be net exercises, and therefor Seller will deliver 6,993,037 shares of Stock, plus that number of shares of Stock resulting from Seller’s net exercise of 1,195,123 additional warrants of the Issuer to be sold under this Plan.

Article I

Seller’s Representations, Warranties and Covenants

Seller represents, warrants and covenants to Broker as follows:

1.1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or the Stock. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the Federal securities laws.

1.2. At the time of sale of the Stock pursuant to this Sales Plan, the applicable Stock will be owned free and clear by Seller and will not be subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Broker or imposed by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

1.3. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock covered by this Sales Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan, other than pursuant to an amendment as contemplated by Section 3.3.

1.4. Seller agrees that Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved in executing this Sales Plan at any time while this Sales Plan is in effect. Any notice given to Broker pursuant to this Sales Plan shall be given in accordance with Section 5.4.

1.5. Seller agrees to notify Broker’s compliance office via email at the email address set forth in Section 5.4 below as soon as practicable if Seller becomes aware of the occurrence of any legal, contractual or regulatory restriction that is applicable to Seller or Seller’s affiliates, including, without limitation, any restriction related to a merger or acquisition or a stock offering requiring a lock-up, and that would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities). Such notice shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

1.6. Seller is not and has not at any time in the past three months been, an “affiliate” of the Issuer within the meaning of paragraph (a)(1) of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”). A period of at least one year (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date on which the securities to be sold by Seller pursuant to the Sales Plan were most recently acquired from the Issuer or from an affiliate of the Issuer and, if acquired by purchase, since the date on which payment of the full purchase price was made. Seller agrees to complete, execute and deliver to Broker a seller representation letter regarding Rule 144 dated as of the date hereof substantially in the form of Exhibit B hereto prior to the commencement of the Plan Sales Period.

1.7. There are no legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date hereof that would prohibit Seller from entering into this Sales Plan or prohibit any sales pursuant to this Sales Plan. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan has been duly authorized by Seller and will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller’s affiliates.

1.8. Seller has consulted with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Seller’s adoption and implementation of this Sales Plan. Broker has made no representation and has no obligation with respect to whether this Sales Plan or the transactions contemplated hereby qualify for the affirmative defense provided by Rule 10b5-1. Seller acknowledges that Broker is not acting as a fiduciary of or an advisor to Seller.

1.9. Seller agrees, until this Sales Plan has been terminated, that Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock, or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan, except, in each case, for such actions as would neither affect the sales pursuant to this Sales Plan nor be reasonably likely to give rise to a breach of the undertaking made in Section 1.3 hereof.

1.10. (a) Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

(b) Seller agrees that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws.

1.11. (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan will be, at the time of such applicable Stock’s sale hereunder, eligible for sale under Rule 144.

(b) Seller agrees not to take and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(c) Seller agrees to comply with Rule 144, including without limitation to the extent that Rule 144 may require Seller to file, amend and/or supplement one or more Forms 144 with the Securities and Exchange Commission from time to time during the Plan Sales Period.

1.12. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

1.13. To Seller’s knowledge, the Issuer’s equity securities are not currently subject to a pension fund blackout period, and Seller is not presently aware of the actual or approximate beginning or ending dates of any pension fund blackout period regarding such securities.

Article II

Implementation of the Sales Plan

2.1. Seller hereby appoints Broker as its agent to sell shares of Stock as described on Exhibit A of this Sales Plan (“Trading Formula”). Subject to such terms and conditions, Broker hereby accepts such appointment and agrees to use its good faith and commercially reasonable efforts to sell shares of Stock in accordance with the Trading Formula and other terms and conditions of this Sales Plan. Broker agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner-of-sale requirement of Rule 144 under the Securities Act and in no event shall Broker effect any sale if such sale would exceed the then-applicable limitation on the amount of securities sold under Rule 144, assuming Broker’s sales pursuant to this Sales Plan are the only sales subject to that limitation. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act, and the parties agree that this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

2.2. Broker is authorized to use its good faith and commercially reasonable efforts to begin selling Stock pursuant to this Sales Plan on March 11, 2021 and shall cease selling Stock on the earliest to occur of (i) the date on which Broker is required to suspend or terminate sales under the Sales Plan pursuant to Section 3.1 below, (ii) the date on which Broker receives notice of the dissolution of Seller, (iii) the date on which Broker receives notice that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iv) the date on which Broker receives notice of the commencement or impending commencement of any voluntary or involuntary proceedings in respect of or triggered by Seller’s bankruptcy or insolvency, (v) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches the difference of 8,188,160, less the number of shares of Stock withheld in order to effect the net exercise of Seller’s 1,195,123 warrants (such difference, the “Total Sale Amount”), and (vi) the close of trading on September 30, 2021. The period of time between the commencement of sales and the termination of sales under this Sales Plan shall be the “Plan Sales Period.”

2.3. (a) During the Plan Sales Period, Broker shall use its good faith and commercially reasonable efforts to sell the Total Sale Amount in accordance with Exhibit A at such times, at such prices and in such quantities as Broker determines to be appropriate in accordance with the terms of this Sales Plan.

(b) Subject to the restrictions set forth in Section 2.1 above, Broker shall sell shares of Stock under ordinary principles of best execution at the then-prevailing market price.

(c) Broker shall, within one business day after each day on which a sale of Stock is made (a “Sale Day”), provide the individuals identified in Section 5.4 (c) below with the amount of shares of Stock sold, the sales prices of each of such sales and such market data, account reports other information as they may reasonably request, including in order to permit timely compliance by Seller or its affiliates, as applicable, with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(d) The Total Sale Amount, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period. Seller shall promptly advise (or cause the Issuer to advise) Broker of any such event.

2.4. Broker shall not sell Stock hereunder at any time when:

(i) Broker, in its sole discretion, has determined that a market disruption, banking moratorium, trading suspension, outbreak or escalation of hostilities, health emergency or other crisis or calamity has occurred that, in Broker’s judgment, make it impracticable for Broker to effect sales of the Stock; or

(ii) Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller’s affiliates; or

(iii) Broker, in its sole discretion, has determined that to do so would materially impact the trading price for the Stock; or

(iv) Broker has received notice from the Seller of the occurrence of any event contemplated by Section 1.5(b) above; or

(v) Broker has received notice from Seller to terminate the Sales Plan in accordance with Section 3.1(a) below.

2.5. (a) Seller agrees to deliver or cause to be delivered the Stock equal to the Total Sale Amount to be sold pursuant to this Sales Plan (the “Plan Shares”) into an account at Broker in the name of and for the benefit of Seller (the “Plan Account”) prior to the commencement of sales under this Sales Plan (or, in the case of Stock to be sold upon the exercise of warrants, to cause such Stock to be delivered into an account at Broker no later than the settlement date of the sale of such Stock pursuant to this Sales Plan).

(b) Broker shall withdraw Stock from the Plan Account as appropriate to effect sales of Stock under this Sales Plan.

(c) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Broker agrees to return such Stock promptly to the Issuer’s transfer agent for re-legending to the extent that such Stock would then be subject to transfer restrictions in the hands of Seller.

2.6. Broker shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account (or, in the case of Stock to be sold upon the exercise of warrants, if Seller has not made arrangements satisfactory to Broker for the delivery of such Stock into an account at Broker no later than the settlement date of the sale of such Stock pursuant to this Sales Plan).

2.7. Broker may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

2.8 Broker hereby acknowledges that Seller may disclose this Sales Plan in connection with any applicable requirements of Section 13(d) of the Exchange Act or otherwise.

Article III

Termination; Amendment of Sales Plan

3.1. (a) This Sales Plan may be suspended or terminated by Seller or Broker at any time upon two days prior written notice sent to Broker or Seller, as the case may be, by sending an email to the address(es) set forth in Section 5.4 below. Seller agrees that Seller shall not suspend or terminate this Sales Plan except upon consultation with Seller’s own legal advisors.

(b) This Sales Plan shall be suspended if Broker receives notice of the occurrence of any event contemplated by Section 1.5(b) above.

3.2. Seller agrees that Broker will execute this Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless Broker has received notice from Seller or the Issuer in accordance with Section 3.1 above at least two days prior to the date on which this Sales Plan is to be suspended or terminated.

3.3. This Sales Plan may be amended by Seller only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

(i) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date; and

(ii) a seller representation letter completed and executed by Seller substantially in the form of Exhibit B hereto.

Article IV

Indemnification; Limitation of Liability

4.1. Seller agrees to indemnify and hold harmless Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any documented out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) arising out of or attributable to actions taken or not taken by any of them under this Sales Plan, except in the case of any claims, losses, damages or liabilities resulting from Broker’s gross negligence or willful misconduct; (ii) arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties); or (iii) any violation by Seller of applicable laws or regulations in connection with this Sales Plan. This indemnification will survive termination of this Sales Plan.

4.2. Notwithstanding any other provision of this Sales Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Seller or any other person or entity: (i) as a result of actions taken or not taken by any of them under this Sales Plan, except in the case of a liability resulting from Broker’s gross negligence or willful misconduct; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, including without limitation lost profits or lost savings, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise; or (iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, health emergencies, market disruptions or other causes commonly known as “acts of God.”

Article V

General

5.1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller as such proceeds become available upon settlement at an account number provided to Broker in accordance with Section 5.3 below basis less any commission to be paid to Broker, provided that any commission hereunder shall be not greater than $0.05 per share of Stock sold.

5.2. Seller and Broker acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code or any successor section (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

5.3. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan. If requested, Seller shall execute a standard form account agreement with Broker, but in the event of conflict between any provision of such standard form account agreement and this Sales Plan, the provisions of this Sales Plan shall control.

5.4. (a) All notices to Broker under this Sales Plan shall be given to Broker’s Compliance Office in the manner specified by this Sales Plan in writing via email at:

[omitted]

with a copy to:

[omitted]

(b) All notices to Seller under this Sales Plan shall be given to Seller in the manner specified by this Sales Plan by certified mail (postage prepaid and return receipt requested), recognized courier service or e-mail (with confirmation receipt) to the address below:

Ripple Labs Inc.

Attention: Eric van Miltenburg

315 Montgomery Street

San Francisco, CA 94104

E-mail: [omitted]

with a copy to:

Ripple Labs Inc.

Attention: Sameer Dhond

315 Montgomery Street

San Francisco, CA 94104

E-mail: [omitted]

(c) All reports of sales by Broker shall be given to:

[omitted] and [omitted]

with a copy to:

[omitted]

(d) All such notices and communications may be directed to such other or additional persons or such other addresses for any party or person as may be specified by like notice.

5.5. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.6. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

5.7. This Sales Plan (i) shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of New York and (ii) may be modified or amended only by a writing signed by the parties hereto.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

JEFFERIES LLC

By:	/s/ Frank Collymore
Name:	Frank Collymore
Title:

RIPPLE LABS INC.

By:	/s/ Phillip Chin
Name:	Phillip Chin
Title:	VP Corporate Development